Exhibit 99.2

Cerity Launches Digital Platform Designed to Support Small Businesses
Austin-based startup simplifies acquiring workers’ compensation insurance

AUSTIN, TX (January 23, 2019) - Founded with a bold vision to reimagine small business insurance, Cerity launches today, empowering owners to quickly and easily protect their team, their assets and their livelihood through an online workers’ compensation solution. Cerity takes a digital-first approach, offering quotes and coverage policies through a desktop and mobile-friendly platform, making it easier than ever to get the right policy for the right price. Visitors to Cerity.com can generate a quote in seconds and secure their business in under five minutes.

According to the U.S. Small Business Administration, there are over 29.6 million small businesses in the U.S. and that number is climbing. Many traditional insurance models were not built with a focus on small businesses, but it’s these owners who often need the most guidance and support as they look to properly and affordably protect their team while growing their operation. Cerity was designed specifically for small businesses and freelancers to be able to quickly input information, generate a quote, and purchase a policy, so that they can get back to what matters most - their business.

“Cerity is completely reinventing workers’ compensation for small businesses,” said Dennis Dix, SVP and Chief Operating Officer at Cerity. “We are transforming the entire process - from purchasing and maintaining coverage, to filing a claim - to be simple, fast, and easy, enabling owners to secure coverage for their team within minutes.”

Powered by a complex algorithm, Cerity’s proprietary pricing model provides tailored quotes that address the individual needs of business owners. Cerity has more pricing tiers than most insurance companies - up to 100 - making quotes more precise.

“Our digital solution was built from scratch exclusively to meet the unique needs of small businesses. Every aspect of what we do is anchored to the small business perspective,” said Tracey Berg, President of Cerity. “Cerity’s predictive pricing model has up to 100 price points, making each quote as unique as the businesses we protect. Customers can rest easy knowing they are getting the right coverage for the right price.”

Cerity is backed by Employers Holdings, Inc. (NYSE:EIG), an industry veteran with over 100 years of experience in workers’ compensation. “With its team, technology and vision, Cerity is uniquely positioned to quickly become a major player in the industry,” said Douglas D. Dirks, President and Chief Executive Officer of Employers Holdings, Inc.

To learn more about Cerity, visit www.cerity.com.

About Cerity
Founded with a bold vision to reimagine small business insurance, Cerity empowers business owners to quickly and easily protect their team, their assets and their livelihood through an online workers’ compensation solution. With its digital-first approach, Cerity is transforming the entire process - from purchasing and maintaining coverage, to filing a claim - to be simple, fast, and easy. The company’s proprietary pricing model produces tailored quotes within seconds, and can deliver a new policy in five minutes or less, enabling leaders to get back to what matters most - growing and scaling their operation. Cerity is currently available to small business owners in Illinois. Cerity Services, Inc. is a subsidiary of Employers Holdings, Inc. (NYSE:EIG), an industry veteran, with over 100 years of experience in workers’ compensation.

Copyright © 2019 Cerity. All rights reserved.
Cerity Services, Inc.
Media
cerity@launchsquad.com